PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated November 12, 2021)	Registration No. 333-260835

903,072,352 Shares of Class A Common Stock

8,900,000 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 12, 2021 (the “Prospectus”), related to: (1) the issuance and sale by us of an aggregate of (i) 234,560,193 shares of our Class A common stock, par value $0.00001 per share (“Class A Common Stock”), issuable by us upon conversion of our Class B common stock, par value $0.00001 per share (“Class B Common Stock”), held by certain of our stockholders (the “Non-Affiliate Conversion Stock”), (ii) 425,722 shares of Class A Common Stock issuable upon the exercise of certain outstanding options to purchase Class A Common Stock held by individuals who terminated their employment with Aurora Innovation, Inc. prior to the closing of the business combination among Reinvent Technology Partners Y (“RTPY”), Aurora Innovation Holdings, Inc. (formerly Aurora Innovation, Inc.) and RTPY Merger Sub Inc. (the “Former Employee Options”) and (iii) 12,218,750 shares of Class A Common Stock issuable upon the exercise of 12,218,750 warrants, exercisable on December 3, 2021, at a price of $11.50 per share (the “Public Warrants”), (2) the issuance and resale of (i) 246,547,784 shares of Class A Common Stock issuable by us upon conversion of the Class B Common Stock held by certain of our stockholders the (“Affiliate Conversion Stock”), (ii) 951,098 shares of Class A Common Stock issuable upon the exercise of certain outstanding options to purchase Class A Common Stock (the “Affiliate Options”) and vesting of certain restricted stock units for Class A Common Stock held by certain of our affiliates and their affiliated entities (the “Affiliate RSUs” and together with the Affiliate Options, the “Affiliate Equity Stock”) and (iii) 8,900,000 shares of Class A Common Stock issuable upon the exercise of 8,900,000 warrants (the “Private Placement Warrants”) to purchase shares of Class A Common Stock purchased in a private placement in connection with RTPY’s initial public offering of units, consummated on March 18, 2020 (the “RTPY IPO”), and (3) the resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of (i) 4,029,344 shares of Class A Common Stock beneficially owned by certain of our affiliates (the “Affiliate Class A Stock”), (ii) 6,883,086 shares of Class A Common Stock beneficially owned by Reinvent Sponsor Y LLC (the “Sponsor Stock”), (iii) 100,000,000 shares of Class A Common Stock purchased at Closing by a number of subscribers pursuant to separate PIPE Subscription Agreements (the “PIPE Shares”), (iv) 288,556,375 shares of Class A Common Stock beneficially owned by certain stockholders who have been granted registration rights (the “Registration Rights Shares”) and (v) 8,900,000 Private Placement Warrants purchased by the Sponsor in connection with the RTPY IPO, with the information contained in the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 6, 2021 (the “Form 8-K”), other than the information included in Item 7.01 and Exhibit 99.1, which was furnished and not filed with the SEC. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “AUR,” and the Public Warrants are listed on Nasdaq under the symbol “AUROW.” On December 2, 2021, the last quoted sale price for our Class A Common Stock as reported on Nasdaq was $12.50 per share and the last quoted sale price for our Public Warrants as reported on Nasdaq was $3.60 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 6, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

December 6, 2021 (November 30, 2021)

Date of Report (date of earliest event reported)

AURORA INNOVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40216	98-1562265
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

50 33rd St, Pittsburgh, PA	15201
(Address of principal executive offices)	(Zip Code)

(888) 583-9506

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.00001 per share	AUR	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	AUROW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2021, the Board of Directors of Aurora Innovation, Inc. (the “Company”) appointed Richard Tame to the role of Chief Financial Officer and designated him as the Company’s principal financial officer and principal accounting officer. Mr. Tame was previously Vice President of Finance at the Company and had served as the Company’s principal financial and principal accounting officer while in that role.

Mr. Tame, age 44, has served as the Company’s Vice President of Finance since June 2020. Mr. Tame has more than 22 years of experience working in finance and public accounting. Prior to joining Aurora, from April 2019 to June 2020, Mr. Tame was a Senior Director of Finance at Lyft, Inc. He was responsible for building and leading the team, providing financial support for Lyft’s insurance, payments and cloud computing spend, its R&D departments and its self-driving business, Lyft Level 5. From May 2015 to April 2019, Mr. Tame was Global Head of Finance, Data Center Infrastructure, at Facebook, Inc., where he led finance for a complex, rapidly growing and capital-intensive business. Mr. Tame has also previously worked in finance roles at leading global technology and transportation companies – at Microsoft, Inc. from May 2014 to May 2015, Amazon.com, Inc. where he worked at AWS from October 2012 to May 2014, RBS Aviation Capital Ltd. in Dublin, Ireland from October 2010 to October 2011, American Beacon Advisors Inc. from April 2007 to May 2009, American Airlines, Inc. from October 2005 to April 2007, British Airways plc from November 2001 to May 2005, and Deloitte & Touche LLP from September 1998 to November 2001. From October 2011 to September 2012, Mr. Tame provided consulting services to aircraft leasing companies, airlines and their investors as an independent consultant. Hailing from England, Mr. Tame holds a BSc (Hons) degree in Statistics from Newcastle University, Newcastle Upon Tyne, UK and is a UK Chartered Accountant (ACA) and Chartered Tax Advisor (CTA).

The Company has previously entered into an employment letter with Mr. Tame, whose compensation arrangements are not changing at this time in connection with his appointment as Chief Financial Officer.

The employment letter has no specific term and provides for at-will employment. Mr. Tame’s current annual base salary is $360,000, and his annual target bonus is 30% of his annual base salary. His employment letter agreement provided for a signing bonus of up to $100,000, which was payable in two installments, the first following his start date and the second following the one-year anniversary of his start date, subject to a specified repayment requirement in the event that his employment is terminated by the Company with cause (as defined in his employment letter agreement) or voluntarily by him.

Mr. Tame has not entered any arrangements with the Company providing for severance benefits or accelerated vesting of equity awards in the event his employment with the Company is terminated.

There is no arrangement or understanding between Mr. Tame and any other persons pursuant to which Mr. Tame was selected as Chief Financial Officer. There are no family relationships between Mr. Tame and any director or executive officer of the Company, and no transactions involving Mr. Tame that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

A copy of the press release dated December 6, 2021 announcing the appointment of Mr. Tame is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Act of 1933, or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 6, 2021, entitled “Now publicly traded, self-driving company Aurora expands finance team.”

104	Cover Page Interactive Data File.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: December 6, 2021

AURORA INNOVATION, INC.

By:	/s/ Chris Urmson
Name:	Chris Urmson
Title:	Chief Executive Officer

Exhibit 99.1

Now publicly traded, self-driving company Aurora expands finance team

Richard Tame appointed as Aurora’s Chief Financial Officer

The self-driving company Aurora, which recently went public and is now listed on the NASDAQ under the ticker $AUR, is expanding its finance team, strengthening its ability to deliver its self-driving technology at commercial scale. Today, the company is announcing the appointment of Richard Tame as the company’s Chief Financial Officer (CFO). Tame, who most recently served as Aurora’s VP of Finance, brings more than two decades of experience in public accounting and leading finance teams at high-growth companies including Lyft, Facebook, Microsoft, and Amazon.

“Over the last year, Richard’s leadership and financial expertise has helped shepherd the company through several acquisitions, expansion, and our path to being a public company. Naming Richard as CFO recognizes the incredibly important role he and his team have played in our growth and will continue to play as we commercialize our products,” said Aurora CEO Chris Urmson.

Following its successful public listing, Aurora expects to grow its team and operations in order to deliver commercially viable self-driving trucks and an autonomous ride-hailing product. In addition to Tame’s appointment as CFO, Aurora has hired several key finance leaders who will help lead Aurora as a public company and deliver on its product.

Stacy Feit, VP of Investor Relations, leads Aurora’s investor relations program, establishing strategic priorities and engaging with the investment community. She brings over 20 years of investor relations and capital markets experience to Aurora. Most recently, she served as Vice President of Investor Relations at The Cheesecake Factory Incorporated, following nearly a decade at a leading investor relations consulting firm.

Helen Chue, Senior Director of Business Risk and Insurance, leads Aurora’s risk management and insurance strategy. She was most recently at Facebook where she created the risk management and insurance function, addressing data center construction supply chain risks.

Katherine Jong, Senior Director, Financial Planning and Analysis (FP&A), brings 15 years of global finance experience building and scaling FP&A functions, advising business strategy, and partnering with executive leaders through high growth and large-scale transformation. Most recently, she was at Lyft where she led the FP&A team that supported Technology, Autonomous, and New Ventures.

In addition to expanding its finance team, Aurora most recently announced bringing on a group of Pixar veterans to accelerate the company’s simulation work.

About Aurora

Aurora (Nasdaq: AUR) is delivering the benefits of self-driving technology safely, quickly, and broadly. Founded in 2017 by experts in the self-driving industry, Aurora is revolutionizing transportation – making it safer, increasingly accessible, and more reliable and efficient than ever before. Its flagship product, the Aurora Driver, is a platform that brings together software, hardware, and data services, to autonomously operate passenger vehicles, light commercial vehicles, and heavy-duty trucks. Aurora is partnered with industry leaders across the transportation ecosystem including Toyota, Uber, Volvo, FedEx, and PACCAR. Aurora tests its vehicles in the Bay Area, Pittsburgh, and Texas and has offices in those areas as well as in Bozeman, MT; Seattle, WA; Louisville, CO; and Wixom, MI. To learn more, visit www.aurora.tech.

Aurora Overview

Aurora Press Kit

Cautionary Statement Regarding Forward-Looking Statements

This Press Release contains certain forward-looking statements within the meaning of the federal securities laws. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These statements are based on management’s current assumptions and are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. For factors that could cause actual results to differ materially from the forward-looking statements in this press release, please see the risks and uncertainties identified under the heading “Risk Factors” section of the Company’s definitive Registration Statement on Form S-1 filed with the SEC on November 12, 2021 and other documents filed by the Company from time to time with the SEC, which are accessible on the SEC website at www.sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. The Company undertakes no obligation to update forward-looking statements to reflect future events or circumstances.